ITEM 77: ATTACHMENTS

SUB-ITEM 77C: Submission of maters to a vote of security holders

(a) A Special Meeting of the Variable Fund III LLC was held on March 9, 2000.

(b) The matters voted upon at the meeting and the number of affirmative votes, the number of negative votes, and the number of abstention votes cast with respect to each matter were as follows:


1. To approve a New Sub-Advisory Agreement between Jackson National Financial Services, LLC and First Trust Advisors L.P., such New Sub-Advisory Agreement to contain the same terms and conditions as the current Sub-Advisory Agreement except for the dates of execution, effectiveness and termination.

SERIES:                         FOR:           AGAINST:         ABSTAIN:



JNL/First Trust The Dow        40,585.810        -0-              -0-
Target 10 Series

(a) A Special  Meeting  of the JNL  Variable  Fund III LLC was held on April 20,
2000

(b) The matters voted upon at the meeting and the number of affirmative votes, the number of negative votes, and the number of abstention votes cast with respect to each matter were as follows:

1. With respect to JNL Variable Fund III LLC, as to the election as a Manager of the Fund


NAME                      FOR                AGAINST       ABSTAIN

Michael J. Bouchard       134,506.923        - 0 -           - 0 -

Dominic A. D Annunzio     134,506.923        - 0 -           - 0 -

Michelle Engler           134,506.923        - 0 -           - 0 -